IGI Partners with Staples to Bring Cutting-Edge Cybersecurity Solution Nodeware to Businesses Nationwide

IGI’s Cybersecurity Solution, Nodeware™, is now widely available through the B2B solutions division of Staples Inc.

PITTSFORD, N.Y., October 15, 2019 — Infinite Group, Inc. “IGI” (OTCBB:IMCI), announces a distribution agreement with Staples Inc. to sell its Nodeware™ vulnerability management solution through the Staples B2B solutions division. The entire Staples customer base will now have access to a robust solution to improve security posture and reduce cyber risk.

Staples is The Worklife Fulfillment Company™, helping businesses of all sizes be more productive, connected and inspired — however and wherever they work today. With dedicated account teams, category professionals, innovative brands and a curated product assortment for business, Staples provides customized solutions to help organizations achieve their goals.

“Partnering with Staples puts Nodeware™ in a unique class of cybersecurity solutions and further solidifies our place as a leader in the vulnerability management and monitoring market,” said Andrew Hoyen, COO of IGI. “Staples is committed to bringing the best of the best to its customers, which is why we’re thrilled that this partnership enables us to bring Nodeware™ to its loyal customer base.”

Nodeware™ is a cloud-based vulnerability management and monitoring solution that performs up-to-the-minute inventory scanning and vulnerability detection to protect businesses from security threats. As Software as a Service (SaaS), Nodeware™ performs three core functions that help businesses improve their overall security posture:

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Discover: Complete visibility of all assets including IoT

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Fingerprint: Identification of Operating Systems & Services

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Scan: Expose weaknesses and gaps

Built for businesses of all types and sizes, Nodeware™ combines simplicity and ease of use with robust scanning technology.

To learn more about IGI services or the Nodeware™ Vulnerability Management Solution, visit igius.com and nodeware.com and follow us on social media.

Contact

Megan Brandow

mbrandow@igius.com

(585) 485-5756

About IGI

Headquartered in Pittsford, NY with a workforce spanning across the United States, IGI works with organizations on all levels of IT security. Through the company’s evolution from 1986 to today, we have continued to build on our strong foundation of securing information, systems, and technologies to become a leader in the cybersecurity field. Learn more at igius.com and nodeware.com.

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